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                                                                    EXHIBIT 10.6

                             PARTICIPATION AGREEMENT

       THIS AGREEMENT is made and entered into on the 8th day of May 2002 being effective as of the 10th day of January 2001 by and between MARATHON OIL COMPANY, an Ohio corporation ("Marathon"), and SYNTROLEUM CORPORATION, a Delaware corporation ("Syntroleum").

       WHEREAS, Marathon and Syntroleum are parties to the Master Preferred License Agreement under which Marathon was granted certain license rights in and to the Syntroleum Process;

       WHEREAS, Marathon and Syntroleum are parties to the Intellectual Property Agreement dated March 7, 1997 under which the Parties agreed to certain additional matters relating to the Syntroleum Process;

       WHEREAS, Marathon and Syntroleum are parties to the Intellectual Property Agreement dated March 21, 2001 under which the Parties agreed to certain matters relating to Syntroleum's Product Refining Process;

       WHEREAS, Syntroleum is developing the Project under which Syntroleum will build a small-footprint gas-to-liquids ("GTL") production facility and produce GTL fuels using funds provided by the DOE, third parties, and Syntroleum; and

       WHEREAS, the Parties desire to enter into this Agreement under which Marathon will participate in the Project on the terms and conditions set forth.

       NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

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                                    ARTICLE I

                                   DEFINITIONS

       The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings which shall be equally applicable to the singular and plural forms thereof.

1.01.  "AFE" means an authorization for expenditure of funds as provided for in
       Article IV.

1.02. "Affiliate" means, with respect to a specified Person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, or the ability to exercise voting power, by contract or otherwise.

1.03.  "Agreement" means this Participation Agreement.

1.04.  "Background Technology" means:

      (a)  Marathon Background Technology. None.

      (b) Syntroleum Background Technology. As to Syntroleum, all information, catalysts, data, techniques, developments, improvements, and the like relating to processes, methods, operating techniques, and apparatus useful in supporting or conducting Project activities to practice the Syntroleum Process and Product Refining Process, whether patentable or not, and which are disclosed in writing or other tangible form by Syntroleum to the Project and used in the Project during the Term of this Agreement and that were owned or otherwise available to Syntroleum on or before the Effective Date of this Agreement or developed independently or otherwise

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           acquired by Syntroleum after the Effective Date and during the Term of this Agreement, subject to the exclusions as set forth in Section
           9.08 hereinafter. Syntroleum Background Technology shall include only that Syntroleum Confidential Information and Syntroleum Patent Rights, which are disclosed in writing or other tangible form by Syntroleum to the Project and used in the Project during the term of this Agreement and owned by Syntroleum on or before the Effective Date of this Agreement or developed independently or otherwise acquired by Syntroleum after the Effective Date of this Agreement, subject to the exclusions as set forth in Section 9.08 hereinafter;

      (c) Information Disclosed By Third Parties Associated With Syntroleum. All information arising from, or subject to, separate agreements between Syntroleum and third parties which is disclosed to Marathon in writing or other tangible form by Syntroleum or such third parties will be deemed Background Technology to the extent and only to the extent that Syntroleum owns and/or has the right to license the information under such agreements and such information is used to support or conduct Project activities. All Syntroleum Background Technology shall, if disclosed by Syntroleum, be disclosed in writing and labeled "Syntroleum Background Technology"; and

      (d) Patents/Copyrights Deemed Within Background Technology. Notwithstanding anything to the contrary within this Agreement, any patent or copyright owned or controlled (to the extent of being able to grant licenses thereunder without accounting to a third party which is not an Affiliate) by either Party that, absent this Agreement, would be infringed by the practice of Project Technology developed under this Agreement, shall be deemed to be the Background Technology of the Party which owns or controls such patent or copyright, and the other Party shall have the right to utilize and practice such Background Technology to the extent provided in Article VIII of this Agreement.

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1.05.  "Barrel" means a volume of forty-two (42) U.S. standard gallons of two hundred thirty-one (231) cubic inches each, measured at sixty degrees Fahrenheit (60(degree)F) and one (1) atmosphere pressure.

1.06. "Cherry Point Pilot Plant" means the GTL pilot facility located at Atlantic Richfield's Cherry Point Refinery in Blaine, Washington constructed and operated by Syntroleum and Atlantic Richfield under a Joint Development Agreement between Syntroleum and Atlantic Richfield dated January 1, 1998.

1.07. "Confidential Information" means the respective information of a Party hereto concerning its Background Technology which is disclosed to the other Party under this Agreement in furtherance of the Project, together with any formula, pattern, compilation, program, apparatus, device, drawing, schematic, method, technique, know-how, process or pilot plant data, and other non-public information relating to the Project, such as business plans or other technology, that: derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information shall be disclosed in writing and labeled as "Confidential" or the equivalent, or if disclosed verbally or in other non-written form, it shall be summarized and transmitted in writing or other tangible form and the summary labeled "Confidential" or the equivalent by the disclosing Party within the later of sixty (60) days from the date of the last signature to this Agreement or thirty (30) days of such disclosure. Any information deemed confidential by a Party and disclosed to the other Party during the term of this Agreement, but not applicable to or otherwise used in the Project, shall be subject to the applicable confidentiality provisions of the other written agreements between the Parties.

1.08. "Contractor" means any Person hereunder approved and chosen to carry out any portion of the work associated with the Project described in Article II.

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1.09.  "Conversion Process" means any process for the conversion of hydrocarbons which are normally gaseous at ambient temperature and pressure into a mixture of hydrocarbons which may be a combination of normally gaseous, liquid, or solid hydrocarbons at ambient temperatures and pressures and comprised of (a) autothermal reforming, partial oxidation, steam reforming or any combination thereof, of a feed stream consisting substantially of gaseous hydrocarbons in the presence of air or oxygen enriched air to create an intermediate feed stream containing carbon monoxide and molecular hydrogen, and (b) reacting the intermediate feed stream in the presence of a Fischer-Tropsch catalyst to produce a product stream consisting of any combination of gaseous, liquid or solid hydrocarbons at ambient temperature and pressure. The Conversion Process includes all associated internal processes and technologies such as pre-heating and conditioning of the feedstock, heat integration, separation or the recycle, use, or consumption of hydrocarbons or other products and post-processing the Fischer-Tropsch product stream into finished synthetic hydrocarbon products. The Conversion Process does not include any technology related to the pretreatment of the natural gas feedstock for a purpose other than that defined above.

1.10. "Cooperative Agreement" means the Cooperative Agreement No. DE-FC26-01NT41099, dated July 20, 2001, between the DOE and Integrated Concepts & Research Corporation relating to the Project.

1.11. "Cooperative Agreement Subcontract" means the subcontract between Syntroleum and Integrated Concepts & Research Corporation, dated October 1, 2001, attached hereto as Exhibit B, relating to certain tasks under the Cooperative Agreement which are subcontracted to Syntroleum.

1.12.  "DOE" means the United States Department of Energy.

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1.13.  "Effective Date" means the effective date of this Agreement as set forth in the first paragraph on page one of this Agreement.

1.14. "Executive Committee" means the committee to provide overall direction and management to the Project as provided in Section 3.02.

1.15. "Executive Director" means the representative designated by a Party to serve on the Executive Committee and entitled to cast that Party's vote on matters coming before the Executive Committee as provided in Article III.

1.16. "Fischer-Tropsch Reaction" means the catalytic reaction of carbon monoxide and hydrogen, the primary commercial products of which are hydrocarbons.

1.17. "Fuel Products" means finished hydrocarbon fuels, hydrocarbons consumed as fuel, or fuel blending stocks including, but not limited to, diesel, kerosene, gasoline, and naphtha produced primarily from Synthetic Products which have a carbon range of C2 to C25, and are liquid at 60 degrees F and one atmosphere of pressure, and expressly excluding waxes, chemicals, chemical feedstocks, lubricants (including, without limitation, automotive lubricating oils such as PCMO, HDD, transmission and hydraulic fluids, gear oils, industrial lubricants such as metalworking lubricants, process oils, white oils, agricultural spray oils, defoamers, cutting and quenching oils, rubber processing oils, greases, and drilling fluids, or any other specialty hydrocarbon products).

1.18. "Inventions" shall have the meanings provided in Section 8.04 hereinafter.

1.19. "Licensed Plant" means a plant as licensed to operate pursuant to a Site License Agreement issued under the terms of the Master Preferred License Agreement.

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1.20.  "Master Preferred License Agreement" means the Master Preferred License
       Agreement dated March 7, 1997 between the Parties referenced in the recitals on page one of this Agreement.

1.21. "Net License Fees" means all fees and royalties received by Syntroleum, when collected and unencumbered, from licenses issued by Syntroleum to Marathon or its Affiliates, reduced by all licensing commissions paid to others and the cost of all process guarantees provided through others which Syntroleum is otherwise contractually committed to make. Net License Fees shall not include fees paid to Syntroleum for the purchase of catalysts, catalyst mark-ups, or for services rendered by Syntroleum directly or through third parties in connection with any process design package, plant design, start-up, commissioning, or training. In no case shall Net License Fees be less than US $0.25 per Barrel of Synthetic Product.

1.22. "Party" means Syntroleum or Marathon and "Parties" means Syntroleum and Marathon

1.23. "Person" means any natural person, corporation, partnership, limited liability company, joint venture, firm, unincorporated organization, association, trust, government, governmental agency or any other entity, other than the Parties.

1.24. "Product Refining IP Agreement" means the Intellectual Property Agreement between the Parties dated March 21, 2001.

1.25. "Product Refining Process" means any chemical and mechanical processes and related catalysts, technology and apparatus for the processing of Synthetic Products to Fuel Products.

1.26. "Project" means the activities associated with this Agreement as set forth in Article II.

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1.27.  "Project Copyrights" means all copyrights based upon writings, computer programs, drawings or other copyrightable works produced by or on behalf of the Parties and/or Contractors and resulting directly from the Project, subject to the exclusions as set forth in Section 9.08.

1.28. "Project Fischer-Tropsch Catalysts" means any Fischer-Tropsch Catalysts utilized or developed in connection with the Project.

1.29. "Project Fischer-Tropsch Catalyst Information" means any information relating to the composition, manufacture, and chemical treatment of Project Fischer-Tropsch Catalysts, such as catalyst formulations, activation procedures, conditioning procedures, start-up procedures, or regeneration procedures, disclosed to the Project by Syntroleum for Project Fischer-Tropsch Catalysts.

1.30. "Project Patent Rights" means the claims or equivalent of claims of all U.S. and foreign patents and published patent applications to the extent that said claims or claim equivalents are based on Inventions conceived, developed or reduced to practice by or on behalf of the Parties and/or Contractors and resulting directly from the Project.

1.31. "Project Technology" means all intellectual property and intellectual property rights therein, including, without limitation, research work, research results, data, information, Inventions, discoveries, improvements, know-how, trade secrets, copyrights and software (source and machine-readable code), whether or not patentable, which are developed, acquired or conceived pursuant to the work performed for or as a direct consequence of the Project, notwithstanding any contrary label or marking placed thereon by a Party. Project Technology shall include, but not be limited to, Project Patent Rights and Project Copyrights.

1.32. "SFP" means the small footprint gas-to-liquids production facility to be designed, constructed, and operated as part of the Project.

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1.33.  "SFP Information" means any SFP design, test or operating information concerning the Syntroleum Process or the Product Refining Process which is generated by activities conducted for the Project during the Term of this Agreement by or at the SFP, subject to the exclusions as set forth in Section 9.08.

1.34. "Site License Agreement" means an agreement which grants the right to build and operate a single Licensed Plant under the terms of the Master Preferred License Agreement, specifying in each case the fixed site and the nominal design capacity, in Barrels of Synthetic Products produced per day.

1.35. "Synthetic Products" means those hydrocarbons, having a chemical composition substantially consisting of molecules with five or more carbon atoms each, produced using the Syntroleum Process at a Licensed Plant.

1.36. "Syntroleum Catalyst Information" means Syntroleum information and know-how relating to any catalyst, catalyst formulation, conditioning procedure, reduction procedure, activation procedure, start-up procedure, regeneration procedure, or performance which is considered to be proprietary by and to Syntroleum or which is acquired by Syntroleum and which is useful in the practice of the Syntroleum Process (including, without limitation, autothermal reforming catalysts, Fischer-Tropsch catalysts and hydrocarbon product upgrading catalysts).

1.37. "Syntroleum Catalyst Patent Rights" means all Syntroleum patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of catalysts useable in the Syntroleum Process, including, without limitation, autothermal reforming catalysts, Fischer-Tropsch catalysts, and hydrocarbon product upgrading catalysts, and expressly excluding any process operating techniques or apparatus or methods for manufacturing such catalysts.

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1.38.  "Syntroleum Patent Rights" means Syntroleum patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of the Syntroleum Process including, without limitation, any operating techniques and apparatus and expressly excluding Syntroleum Catalyst Patent Rights.

1.39. "Syntroleum Process" means Syntroleum Technical Information and Syntroleum Patent Rights related to the practice of the Conversion Process and Syntroleum Catalyst Information and Syntroleum Catalyst Patent Rights related to the use of Syntroleum catalysts in the practice of the Conversion Process.

1.40. "Syntroleum Process IP Agreement" means the Intellectual Property Agreement between the Parties dated March 7, 1997.

1.41. "Synthetic Products" means those products produced by a process utilizing a Fischer-Tropsch reaction.

1.42. "Syntroleum Technical Information" means Syntroleum information and know-how relating to the Syntroleum Process including, without limitation, operating techniques and apparatus for carrying out the Syntroleum Process and expressly excluding Syntroleum Catalyst Information and information relating to process reactors.

1.43.  "Term" shall have the meaning as set forth in Article V.

                                   ARTICLE II

                                  PROJECT SCOPE

2.01. Project Scope. Subject to the terms and conditions of this Agreement, the Project shall consist of the following activities:

      (a) Design. The Parties shall design the SFP based on the design of the Cherry Point

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           Pilot Plant and using the Syntroleum Process to produce approximately
           70 barrels per day of Fuel Products and to otherwise meet the requirements of the Cooperative Agreement Subcontract. The SFP will also include the following components that are outside the scope of, but in no way inconsistent with, the Cooperative Agreement
           Subcontract: (i) an on-site Fischer-Tropsch catalyst regeneration unit sized to enable continuous SFP operation; and (ii) a gas turbine that powers plant air compression and combusts plant tail gas.

      (b) Relocation and Construction. The Parties shall (i) choose a site for the SFP in or near Tulsa, Oklahoma, (ii) obtain all necessary permits for construction and operation of the SFP, (iii) dismantle and transport agreed upon components from the Cherry Point Pilot Plant to the identified SFP site, and (iv) construct the SFP.

      (c) Start-up and Operation. Upon completion of construction of the SFP, Syntroleum shall conduct full SFP start-up and operating activities, demonstrating sustained steady-state operations, operational safety, and continuous production of Fuel Products meeting the specifications required by the Cooperative Agreement Subcontract. After SFP start-up, Syntroleum shall operate the SFP to provide the types and volumes of Fuel Products required by the Cooperative Agreement Subcontract.

                                   ARTICLE III

                         PROJECT MANAGEMENT AND REPORTS

3.01. General. Except as may otherwise be expressly set forth to the contrary in this Agreement, the Project shall be governed by a committee (the "Executive Committee") that will provide overall direction, supervision and decision-making authority for the Project as described in Article II.

3.02.  Executive Committee

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      (a)  Powers. Except as may otherwise be expressly set forth to the contrary in this Agreement, the Executive Committee shall have authority and power to make all decisions and do all things necessary or appropriate to carry out the Project, including, without limitation, the power to delegate authority to make such decisions and do such things as the Executive Committee shall, from time to time and in its sole discretion, deem appropriate; provided, however, that the actions of the Executive Committee shall not be contrary to this Agreement, shall not be inconsistent with the Cooperative Agreement or the Cooperative Agreement Subcontract, and shall not intentionally violate any applicable laws which govern the subject matter of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Executive Committee shall have exclusive and non-delegable responsibility for the following matters in connection with the Project: material changes to the Project, or amendments to this Agreement, none of which shall have any effect unless reduced to writing executed by authorized representatives of the Parties as provided under Section 3.02(b); preparation and approval of the Project budget, approval of which shall require the unanimous consent of all Project participants; all policy matters, including policies concerning communications or publications in any medium pursuant to Article XII and policies concerning other external matters that might affect the Project; legal matters; ultimate oversight respecting organization and staffing matters; approval of any changes to the scope of the Project and Project budget; and approval of or amendment to any AFE.

      (b) Composition. Pending the addition of any other participants in the Project, the Executive Committee shall consist of two representatives from Syntroleum and one representative from Marathon (each an "Executive Director") who shall each be entitled to one (1) vote on all matters considered by the Executive Committee. Decisions by the Executive Committee shall be by majority vote of the respective Executive Directors, except as otherwise provided in this Agreement. Unless changed after the Effective Date on written notice to the other Party, the following

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           persons are designated Executive Directors for each Party:

           Marathon:     Lary Kocher

           Syntroleum:   Branch Russell
                         Jeff Bigger

           Membership of the Executive Committee will be expanded to include representatives from additional participants who join the Project after the Effective Date, provided that Marathon shall at all times have at least one Executive Director on the Executive Committee and Syntroleum shall at all times have the right to appoint a majority of the Executive Directors, provided, that in the event (1) Syntroleum undergoes a Change in Control, or (2) Syntroleum's current assets minus current liabilities as set forth on its most recent audited or unaudited balance sheet filed with the Securities and Exchange Commission with Form 10-K or Form 10-Q falls below $10.0 million (excluding any liabilities associated with prepaid license fees), or
           (3) Syntroleum suffers an Event of Default under the Promissory Note attached hereto as Exhibit C, Marathon shall be immediately entitled to appoint the minimum additional number of Executive Directors necessary to constitute a majority of the Executive Committee. For purposes of this Agreement, "Change in Control" has the meaning defined in the attached Promissory Note. In the event that Marathon appoints a majority of the Executive Committee pursuant to this
           Section 3.02(b), Syntroleum agrees to provide continued access to the SFP and provide or make available to the Project all services and utilities at Syntroleum's cost, which shall include, without limitation, any water, electricity, gas and other utilities and services necessary to operate the SFP and complete the Project. Syntroleum shall further assist in obtaining all necessary licensing rights, catalysts and other facilities and services necessary to operate the SFP and complete the Project.

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

      (c) Meetings. The Executive Committee shall meet on a regular basis as mutually agreed on by the Parties' Executive Directors, but not less than one (1) time during each calendar quarter that ends in the months of March, June, September and December, respectively, of a given calendar year during the Term of this Agreement, to coordinate Project activities, adjust Project goals and timetables, exchange information, and consider Project patent and other intellectual property matters. Emergency meetings of the Executive Committee may be convened at the request of any Executive Director. Each meeting shall be convened by mutual agreement of the Parties' Executive Directors as to the date, location, and agenda of the meeting, and as to whether the meeting will be in person or by telephone conference or similar device. The proceedings of each meeting of the Executive Committee shall be recorded and written minutes of such meeting circulated to each Party and approved by the Executive Committee.

3.03. Financial Reporting. Syntroleum shall prepare financial reports depicting the actual and accrued costs and expenses incurred by the Project, which reports shall be submitted to the Executive Committee on a quarterly basis by the end of the month following the end of each calendar quarter during the Term of this Agreement, beginning with the calendar quarter ending December 31, 2001.

3.04. Access to Information. Each Party agrees that the other Party's representatives hereto shall have access to and the right to be present at all Project activities conducted by the Party. Subject to the terms and conditions of this Agreement, each Party agrees that all relevant information and data generated by a Party under this Agreement shall be shared with the other Party.

3.05. Training. The parties anticipate that the SFP will be available for training of Marathon operator personnel and, subject to appropriate confidentiality agreements with Syntroleum, Marathon's partners. Such training shall be at no expense to the Project or

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       Syntroleum and, during the term of this Agreement, shall not be inconsistent with the Cooperative Agreement Subcontract and shall be subject to the approval to the Executive Committee. The Parties agree that, after the expiration of this Agreement, the SFP will continue to be available to Marathon for training purposes at Marathon's own expense. Marathon will provide 60 days notice prior to any training requested pursuant to this section 3.05.

                                   ARTICLE IV

                            FUNDING AND PARTICIPATION

4.01. Project Costs. Syntroleum shall: (a) pay the Project costs as such costs are incurred; (b) obtain reimbursement of Project costs from the DOE pursuant to the Cooperative Agreement Subcontract; and (c) obtain reimbursement from other Project participants, including Marathon, as set forth in Section 4.02.

4.02. Marathon Cash Contributions. Marathon shall pay Syntroleum up to a maximum of $5,000,000 in Project costs, payable as follows:

      (a)  $ 3,000,000 by December 31, 2001
      (b)  $ 1,000,000 by March 31, 2002
      (c)  $ 1,000,000 by March 31, 2003.

4.03. Marathon Personnel Contributions. Marathon shall provide to the Project up to $3 million worth of personnel time, which shall consist of no more than five (5) full time equivalent professionals dedicated to the Project. Such personnel shall perform such tasks as are assigned by the Executive Committee. Marathon shall, at any time during the Project, have the option to contribute additional personnel to the Project at no cost to the Project. Marathon shall prepare and provide to Syntroleum on a quarterly basis by the end of the month following the end of each calendar quarter financial reports depicting the actual personnel time and associated costs and expenses incurred by

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       Marathon in connection with the Project under this Section 4.03.

4.04. Exclusions to Project Budget. All costs or expenses incurred by a Party in monitoring the progress of the Project or in conducting any activity which is not specifically provided in the Project budget as approved by the Executive Committee shall be the sole responsibility of the Party which incurs such costs and expenses. Unless specifically provided in the Project budget, all costs and expenses incurred by the employees or other representatives of a Party for travel to or from activities associated with the Project shall be the sole responsibility of the Party that employs or retains them. The Parties further acknowledge and agree that each Party shall be solely responsible for the costs and expenses associated with the attendance by that Party's Executive Directors at any Executive Committee meetings.

4.05.  Credit to Marathon.

      (a) Under the conditions described below, Syntroleum agrees to allow Marathon a credit on current or future Net License Fees payable by Marathon to Syntroleum for Marathon's expenditures of up to:

        (i) $375,000 for process design and engineering for the SFP and associated personnel time;

        (ii) $814,000 for costs to disassemble the Cherry Point Pilot Plant and transport it to Tulsa, Oklahoma; and

        (iii) the value of any outstanding loan balance, including accrued interest, under the attached Promissory Note converted by Marathon to license fee credits pursuant to Sections 4(c)(ii) or 4(d)(ii)(y) of the Promissory Note.

           The work for which such credit is granted is described in more detail in the July 6, 2001 letter agreement between Marathon and Syntroleum attached as Exhibit B. This credit shall be applied at a rate of US$.50 per US$1.00 of Net License Fees payable to Syntroleum under Site Licenses executed by Marathon under the Master Preferred

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           License Agreement.

      (b) Any remaining expenditures made by Marathon in the SFP pursuant to Sections 4.02 and 4.03 of this Agreement shall also be eligible for credit against Net License Fees (at the same rate set forth in Section 4.05(a) above), but shall be subject to the following additional limitations:

        (i) the credit is applicable only to Site Licenses or any Product Refining Process license executed by Marathon within five years of SFP startup;

        (ii) for Site Licenses or any Product Refining Process license executed within three years of SFP startup, one-hundred percent (100%) of Marathon's expenditures in the SFP shall be eligible for credit; and

        (iii) for Site Licenses or any Product Refining Process license executed in years four (4) and five (5) after SFP startup, seventy-five (75%) of Marathon's expenditures in the SFP shall be eligible for credit; and

        (iv) no credit shall be allowed for Site Licenses executed by Marathon after five years from SFP start-up.

        Credited Marathon expenditures shall not include Marathon's internal administrative, project management, technical/management committee representation costs, or costs incurred by Marathon to have additional personnel involved in the SFP beyond those being contributed to the project under Section 4.03 above, but shall include cash contributions as well as salaries and direct burden of manpower contributed to the SFP integrated Project team by Marathon under Section 4.03 above.

4.06.  Additional Marathon Funding.

      (a) In the event that, at any time during the term of this Agreement, Project capital contributions from Marathon under Section 4.02 of this Agreement and Project

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           capital contributions from other participants are inadequate to meet the ongoing cash requirements of the Project, Marathon agrees to make one or more loans (collectively, the "Loan") to the Project in an aggregate amount not to exceed $19,000,000 as requested by Syntroleum and approved by the Executive Committee and in accordance with the terms and conditions set forth in the Promissory Note, attached hereto as Exhibit C.

                                    ARTICLE V

                                      TERM

       The term of this Agreement shall begin with the Effective Date and continue thereafter until Syntroleum has satisfied its fuel delivery obligations under the Cooperative Agreement Subcontract, unless terminated earlier in accordance with Article VI hereof or extended by mutual written agreement of the Parties. If Marathon desires to continue its participation in the operation of the SFP beyond the termination date, then Marathon shall provide written notice to Syntroleum prior to the termination date and the Parties shall negotiate in good faith to continue their joint activities related to the SFP.

                                   ARTICLE VI

                                   TERMINATION

6.01. Termination for Cause. In the event that either Party to this Agreement is deemed by the other Party to be in material default of any term of this Agreement, the non-defaulting Party may give the defaulting Party written notice of such default and specify the particulars of such default. If the defaulting Party fails to remedy such default within 30 days of such notice, then the non-defaulting Party may terminate this Agreement on written notice to the defaulting Party prior to the remedying of the default. Termination under this Section 6.01 shall be without prejudice to any claim or remedy which the non-defaulting Party may have on account of the default.

6.02. Early Termination of Cooperative Agreement Subcontract. In the event that the Cooperative Agreement Subcontract is terminated before Syntroleum satisfies its fuel delivery obligations under that agreement, then this Agreement shall terminate within ten days after termination of the Cooperative Agreement Subcontract unless Marathon and Syntroleum mutually agree in writing to extend this Agreement for an additional period.

6.03. Obligations Following Termination. In the event of termination, Syntroleum shall be entitled to continue all work related to the Project. Marathon's only obligation to Syntroleum as a result of such termination shall be the payment to Syntroleum for amounts due by Marathon for work performed by Syntroleum prior to the date of termination, including amounts for non-cancelable orders for materials and equipment.

6.04. Survival of Rights and Obligations. The rights and obligations as set forth in Sections 4.05 and 4.06 and Articles VIII, IX, X, XI, XII, XIII, XIV, and XVI shall be irrevocable and shall survive the expiration or earlier termination of this Agreement.

                                   ARTICLE VII

                                  PARTICIPANTS

       Participation in the Project shall be open to other licensees of the Syntroleum Process under terms and conditions no more favorable than the terms granted to Marathon under this Agreement.

                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

8.01. Ownership of Project Technology. All right, title and interest throughout the world in and to Project Technology shall be owned by Syntroleum, subject to the obligation of Syntroleum to grant the rights and licenses in such Project Technology to Marathon as set forth hereinafter. Marathon agrees to and does hereby assign, convey, and transfer all right, title, and interest in Project Technology to Syntroleum, subject to the grant of rights and licenses in such Project Technology as provided for in this Agreement.

8.02. License Grants of Project Technology. In exchange for Marathon's funding of the Project as set forth in Article IV, Syntroleum grants to Marathon the following rights:

      (a) Fields Outside of the Syntroleum Process and Product Refining Process. Syntroleum shall grant and hereby does grant to Marathon a non-exclusive, irrevocable, royalty-free, non-transferable (except as otherwise provided in Section 16.10), and world-wide right (without rights to sublicense third parties except as provided in Section 8.02(b)) to make, have made, use, and have used Project Technology, and to copy, display, perform, use, prepare derivative works based on or distributed under any and all Project Copyrights, for any fields of use other than the Syntroleum Process or Product Refining Process, except the foregoing grant shall be subject to the exclusions as provided by Section 9.08 hereinafter.

      (b) Field of the Syntroleum Process. Within the field of the Syntroleum Process, such Project Technology shall be included within the technology defined as "Licensor Technology" as provided in the Master Preferred License Agreement and Syntroleum shall grant and does hereby grant to Marathon rights to use said Project Technology consistent with and according to all of the rights, licenses, and obligations as provided in the Master Preferred License Agreement and the Syntroleum Process Intellectual Property Agreement, the terms and conditions of which are incorporated herein by this reference.

      (c) Field of the Product Refining Process. Syntroleum grants no rights to Marathon under this Agreement to practice or utilize Project Technology in the field of the Product Refining Process.

8.03. Syntroleum Background Technology. Syntroleum Background Technology shall remain the property of Syntroleum; provided, however, that (i) within the field of the Syntroleum Process, such Syntroleum Background Technology (specifically excluding the Product Refining Process) shall be included within the technology identified as "Licensor Technology" as provided in the Master Preferred License Agreement and Syntroleum shall grant and does hereby grant to Marathon rights to use the Syntroleum Background Technology consistent with and according to all of the rights, licenses, and obligations as provided in the Master Preferred License Agreement and the Syntroleum Process IP Agreement, the terms and conditions of which are incorporated herein by this reference, and (ii) only to the extent necessary to practice the grants in Section 8.02(a) and (b), Syntroleum shall grant and hereby does grant to Marathon a non-exclusive, irrevocable, royalty-free, non-transferable (except as otherwise provided in Section 16.10), and world-wide right to, in the case of Section 8.02(a), make, have made, use, and have used such Syntroleum Background Technology.

8.04.  Patenting of Project Technology

      (a) Disclosure of Inventions. Each Party hereto agrees to promptly disclose to the other Party all inventions, whether patentable or unpatentable, which are conceived, developed, or reduced to practice by or on behalf of the Parties and/or Contractors and resulting directly from the Project (hereafter "Inventions"), except that Syntroleum shall have the sole discretion as to disclosure of information in its possession or control concerning Inventions relating to the composition of Syntroleum and/or Project Fischer-Tropsch Catalysts and Project Fischer-Tropsch Catalyst Information.

      (b) Patent Application. Subject to any obligations of the Parties under the Cooperative Agreement regarding intellectual property rights, the Executive Committee shall meet and discuss whether to file patent applications for an Invention, and, if so, the respective countries in which to file such applications. With respect to:

        (i) Inventions which concern the composition, manufacture, physical properties and treatment of Syntroleum and/or Project Fischer-Tropsch Catalysts, Syntroleum shall have the sole responsibility and authority for deciding whether to prepare, file, and prosecute patent applications to obtain Project Patent Rights for such Inventions and to maintain and enforce the Project Patent Rights that issue thereon.

        (ii) As to all other Inventions not covered by Section 8.04(b)(i) above, if Syntroleum agrees that patent applications should be filed, then Syntroleum shall have the sole responsibility and authority to prepare, file, and prosecute such patent applications to obtain Project Patent Rights for such Inventions and to maintain and enforce the Project Patent Rights that issue thereon. However, if Syntroleum does not agree with Marathon that patent applications should be filed in any one or more countries for Inventions subject to this subparagraph (ii), then Marathon may file such patent applications in those countries and, notwithstanding Section 8.01 above, such applications and any Project Patent Rights issuing thereon shall be owned by Marathon. As to such patent applications, Marathon shall have sole responsibility and authority to prepare, file, and prosecute such patent applications to obtain Project Patent Rights for such Inventions and to maintain and enforce the Project Patent Rights that issue thereon. As to such Project Patent Rights obtained by Marathon, Marathon shall grant and hereby does grant to Syntroleum a nonexclusive, irrevocable, royalty-free, non-transferable (except as provided in Section 16.10), and worldwide license to make, have made, use, have used, and sub-license to third parties such Marathon owned Project Patent Rights.

      (c) Patent Application Costs. The cost to prepare, file, and prosecute patent applications to obtain Project Patent Rights for Inventions and to maintain and enforce the Project Patent Rights that issue thereon shall be at the sole expense of the Party which owns such patent applications and Project Patent Rights. None of the costs associated with patent applications or maintaining or enforcing Project Patent Rights for an Invention shall be paid for out of the Project budget.

      (d) Cooperation on Patent Matters. Each Party agrees that it will cooperate and take all reasonable actions and execute legally required documents, and shall cause their respective employees, agents and contractors to cooperate and take all reasonable actions and execute all legally required documents as are necessary or appropriate to carry out the provisions of this Article VIII or to assist each other in the preparation, filing and prosecution of patent applications or securing such protection as referenced in this
           Article VIII when so requested. With respect to any patent applications filed under this Article VIII, each Party agrees to keep the other Party informed as to the status of applications and patents from time to time and upon written request by the other Party.

8.05. Licensing. Syntroleum shall have the right to grant royalty-bearing licenses under Project Technology to third parties which undertake in writing with Syntroleum an obligation (a) limiting such third party's disclosure and use of the Project Technology, which obligation shall be at least as restrictive as the obligations undertaken by Marathon hereunder; and (b) to defend, indemnify and hold Marathon, its Affiliates, and the respective officers, directors, employees, and agents of all of them, harmless from any and all claims, actual or threatened, relating to such third party's use of the Project Technology, including, but not limited to, patent, copyright, or other proprietary right infringement and misappropriation of trade secrets. Syntroleum further agrees that it will make no warranty or other representation on behalf of Marathon in any such third party license agreement, and that Syntroleum shall ensure that (a) any liability limitation placed by Syntroleum in such third party license agreements shall also apply to Marathon and (b) a disclaimer will be added to disclaim and release Marathon from any and all liability associated with the third party's use of the Project Technology.

8.06. No Implied License Intended. Unless expressly provided for in this Agreement, there is no implied license intended or granted by either Party under any of its existing or future patents or intellectual property rights to the other Party as a result of this Agreement.

8.07. Pre-existing Patent Rights. If either Party that discloses Background Technology which is used in the Project pursuant to the provisions of this Agreement becomes aware of information that causes it to believe that use of such Background Technology has a significant possibility of infringing one or more patents or copyrights, or constitute trade secret misappropriation, then such Party shall promptly notify the other Party, as applicable, provided, however, that no failure to give such notice, by itself, shall (i) impose any liability on such Party as a consequence of such failure or (ii) have the effect of creating an implied license respecting any such patent, but only in the event that such failure shall not have been due to such Party's bad faith, fraud, willful misconduct, or gross negligence.

8.08. Third Party Technology. To the extent that Syntroleum desires to incorporate proprietary technology or equipment from third parties ("Third Party Technology") which (a) is available from only one third party provider; or (b) requires a license agreement with such third party provider in order to use said Third Party Technology to carry out the Project or continued exploitation of Project Technology, then prior to incorporating such Third Party Technology into the Project Syntroleum will notify Marathon of its desire to use such technology. Nothing in this Agreement shall be construed as otherwise restricting the ability of Syntroleum to use Third Party Technology in connection with activities under the Project, provided that Syntroleum obtains a written statement from the Third Party Technology provider that states said technology is presently or will be offered commercially to the oil and gas industry, including Marathon, Syntroleum, and any licensees of Syntroleum. The Parties agree to work together, where possible, to enable Syntroleum to secure sublicense rights for any such technology for the benefit of Syntroleum's licensees.

                                   ARTICLE IX

                                 CONFIDENTIALITY

9.01. Confidential Information. All Confidential Information of a Party disclosed in furtherance of this Agreement shall be maintained in confidence by the other Party as follows:

      (a) Marathon Obligations. Marathon agrees that Syntroleum Confidential Information shall be kept confidential by Marathon for a period of fifteen (15) years after the Effective Date and, except as otherwise provided in this Agreement, will not be disclosed to others and shall be used by Marathon: solely (i) for purposes of the Project, (ii) in determining whether Marathon desires to enter into a Site License Agreement under the Master Preferred License Agreement relating to licensing of Syntroleum Confidential Information and related patents for practicing the Syntroleum Process or Product Refining Process (to the extent such Product Refining Process has been licensed by Marathon from Syntroleum), and for no other purpose, or (iii) consistent with the license rights granted to Marathon by Syntroleum with respect to Syntroleum Background Technology under Section 8.03; and

      (b) Syntroleum Obligations. Syntroleum agrees that any Marathon Confidential Information shall be kept confidential by Syntroleum for a period of fifteen (15) years after the Effective Date, and except as otherwise provided in this Agreement, will not be disclosed to others and shall be used by Syntroleum solely for purposes of the Project, and for no other purpose. If such Marathon Confidential Information is practiced in the Syntroleum Process or Product Refining Process as licensed by Syntroleum, then Syntroleum may disclose such Marathon Confidential Information to third parties who have executed a secrecy agreement or a licensing agreement with Syntroleum having confidentiality terms applicable to the Marathon Confidential Information which are no less restrictive than those assumed by

           Marathon under this Agreement and having the liability limitations and disclaimer as provided under Section 8.05 of this Agreement.

9.02. Project Technology. All Project Technology generated or otherwise obtained by a Party under this Agreement shall be maintained in confidence by the Parties as follows:

      (a) Marathon Obligations. Marathon agrees that Project Technology shall be kept confidential by Marathon for a period of fifteen (15) years after the Effective Date and except as otherwise provided in this Agreement, will not be disclosed to others and shall be used by
           Marathon: solely (i) for purposes of the Project, (ii) in determining whether Marathon desires to enter into a Site License Agreement under the Master Preferred License Agreement relating to licensing of Syntroleum Confidential Information and related patents for practicing the Syntroleum Process or Product Refining Process (to the extent such Product Refining Process has been licensed by Marathon from Syntroleum) and for no other purpose; or (iii) for all other fields of use outside of the Syntroleum Process or Product Refining Process consistent with the rights granted under Section 8.02 (a) and
           (b).

      (b) Syntroleum Obligations. Syntroleum agrees that any Project Technology shall be kept confidential by Syntroleum for a period of fifteen (15) years after the Effective Date, and except as otherwise provided in this Agreement, will not be disclosed to others, except to third parties who have executed a secrecy agreement or a licensing agreement with Syntroleum having confidentiality terms applicable to the Project Technology which are no less restrictive than those assumed by Marathon under this Agreement and having the liability limitations and disclaimer as provided under Section 8.05 of this Agreement.

      (c) Marking. Each Party agrees that, after the date on which this Agreement is executed by both Parties, it will use reasonable effort to mark, in a conspicuous manner, all tangible forms of Project Technology as "Confidential."

9.03. Exceptions. A Party which receives Confidential Information or Project Technology (hereinafter a "receiving Party") shall not be subject to the restrictions on disclosure and use as set forth in this Article IX where the receiving Party can prove by competent evidence that the information at issue:

      (a) was already known to the receiving Party prior to any disclosure under this Agreement; or

      (b) is part of the public knowledge or literature at the time of disclosure, or subsequently becomes part of the public knowledge or literature without breach of this Agreement by the receiving Party or its Affiliate; or

      (c) is lawfully disclosed to the receiving Party from a third party entitled to disclose the same as a matter of right and who is not under obligation of confidentiality to the Party which discloses such information (hereinafter a "disclosing Party") under this Agreement; or

      (d) is developed by or for the receiving Party independent of any disclosure under this Agreement; or

      (e) is provided to a bank or other lending institution financing or proposing to finance a Party's business or a project undertaken by such Party; provided, however, that prior to making Confidential Information or Project Technology available to a bank or other lending institution pursuant to this Section 9.03, the Party shall obtain written agreement from the bank or lending institution to maintain the confidentiality of the Confidential Information and/or Project Technology pursuant to terms at least as demanding as the confidentiality obligations imposed by this Agreement on such Party, and provide a copy of such written agreement to the other Party.

           Any information subject to the confidentiality provisions of this
           Article IX shall not be deemed to fall within the confidentiality exceptions of this Section 9.03 merely because such information may be embraced by more general information which does fall within one or more of the exceptions, and no combination of features of such information shall be deemed to be within the foregoing exceptions merely because the individual features are within the foregoing exceptions, unless the combination itself and its principle of operation fall within the exceptions. In the event any of the exceptions in this Section 9.03 apply, the receiving Party shall not disclose to any third party that any such information was made available to or acquired by the receiving Party from the disclosing Party hereunder, and such release from the secrecy obligation of this Agreement shall not by itself be considered as a license to make, use, sell, or otherwise practice under any of the disclosing Party's other proprietary rights.

9.04. Access to Confidential Information. A Party which receives Confidential Information of the other Party under this Agreement shall limit access to such information to those of its employees who reasonably require the same and who are under a legal obligation of confidentiality which is the same as or more restrictive than the obligations assumed by the Party as set forth in this Article IX. The receiving Party shall keep a record of any Confidential Information of the other Party which is marked "Limited Access" (which designation shall only be placed on Confidential Information pertaining to Syntroleum or Project Fischer-Tropsch Catalysts, Syntroleum Fischer-Tropsch Catalyst Information, and Project Fischer-Tropsch Catalyst Information) and the identity of each employee who has access to the Confidential Information so marked. Upon request, the receiving Party of such "Limited Access" Confidential Information shall inform the disclosing Party of the identity of each such employee receiving access to such "Limited Access" Confidential Information within thirty (30) days of such request.

9.05. Third Party Disclosure. Notwithstanding the restrictions on disclosure and use contained in Sections 9.01 and 9.02, a Party may disclose the other Party's Confidential Information and Project Technology to its Affiliates, third party contractors, consultants, suppliers, vendors and other agents as necessary to conduct the Project and/or to permit the use of such Confidential Information and Project Technology as provided in this Agreement; provided, however, that such third parties shall have first executed a written obligation of confidentiality and restricted use which is at least as restrictive as the obligations imposed on such Party by this Agreement.

9.06. Standard of Care. A Party shall satisfy its confidentiality obligations under this Article IX by using the same degree of care as that Party uses to protect its own confidential and proprietary information of like nature.

9.07. Required Disclosure. If disclosure of Confidential Information or Project Technology is required by a governmental authority or court of competent jurisdiction pursuant to statutory, regulatory, or judicial requirements, disclosure of such information may be made, provided the Party which owns the information at issue is promptly notified in writing prior to the disclosure and given a reasonable opportunity to protect the proprietary nature of the information through available procedures or a suitable protective order. Any information so disclosed shall not be construed as being in the public domain, provided that a protective order or other protection is obtained for maintaining confidentiality.

9.08. Fischer Tropsch Catalysts. Notwithstanding any other provision of this Agreement, including without limitation, the provisions of Sections 8.02 and 8.03, except as expressly set forth in this Section 9.08, nothing in this Agreement grants to Marathon and Marathon shall have no right to make, have made, sell or use any Syntroleum Fischer-Tropsch Catalyst, Project Fischer-Tropsch Catalyst, or any Syntroleum Fischer-Tropsch Catalyst Information or Project Fischer-Tropsch Catalyst Information, except that Marathon shall continue to have the right to purchase and use Syntroleum Fischer-Tropsch Catalysts and Project Fischer-Tropsch Catalysts under the Master Preferred License Agreement. Marathon will not, nor will it allow any other person, to analyze, break down, reverse engineer, or otherwise seek to determine or copy the chemical composition of any Syntroleum or Project Fischer-Tropsch Catalysts, except as provided in Section 9.09.

9.09. Permitted Analysis. Marathon agrees that any analysis of Syntroleum or Project Fischer-Tropsch Catalysts performed by Marathon under the Project will be with Syntroleum's prior written consent and all results will be provided to Syntroleum and will remain Syntroleum Confidential Information.

9.10. Third Party Restrictions. Nothing in this Agreement shall obligate either Party to disclose any information which it is not free to disclose due to obligations to a third party.

                                    ARTICLE X

                                      TITLE

10.01. SFP Plant Equipment. Syntroleum shall own all right, title and interest in and to all of the equipment, materials, and supplies purchased for the Project and used at the SFP.

10.02. SFP Plant Product. Syntroleum shall own all right, title and interest in and to the hydrocarbon products produced by the SFP. Syntroleum will provide Marathon up to 500 bbls of product from the SFP at a schedule to be agreed upon by the Executive Committee, provided that (a) the SFP is operating at steady state conditions at the time of the request and continues to operate at such conditions during efforts to collect such volume of products and (b) Marathon pays the costs of any modifications necessary to be made to the SFP to obtain such products and costs of transportation from the SFP. Any such purchase shall be the subject of a separate written agreement between the Parties.

                                   ARTICLE XI

                            DISCLAIMER AND LIABILITY

11.01. NO WARRANTY AS TO PROJECT TECHNOLOGY OR BACKGROUND TECHNOLOGY. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT THERE SHALL BE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR UTILITY OF THE PROJECT TECHNOLOGY DEVELOPED HEREUNDER OR BACKGROUND TECHNOLOGY DISCLOSED AND USED HEREUNDER, OR AS TO FREEDOM FROM INFRINGEMENT OF ANY PATENTS AND/OR COPYRIGHTS, OR FROM MISAPPROPRIATION OF TRADE SECRETS BY THE USE OF THE SAME. THE PROJECT TECHNOLOGY AND BACKGROUND TECHNOLOGY ARE MADE AVAILABLE HEREUNDER TO THE PARTIES ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, USAGE OF TRADE, AND FITNESS FOR A PARTICULAR USE ARE EXPRESSLY DISCLAIMED AND EXCLUDED UNDER THE TERMS AND CONDITIONS OF THIS AGREEMENT. ALL RISK INCIDENT TO, AND ALL LIABILITIES ARISING FROM, A PARTY'S USE OF THE PROJECT TECHNOLOGY, BACKGROUND TECHNOLOGY OR OTHER ITEMS DELIVERED UNDER THIS AGREEMENT SHALL BE BORNE BY SUCH PARTY.

11.02. NO SPECIAL DAMAGES. NO PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR USE OF ANY PROJECT TECHNOLOGY OR BACKGROUND TECHNOLOGY, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

11.03. Responsibility For Acts/Omissions. To the extent permitted by law, each Party agrees to be responsible and assume responsibility for its own wrongful or negligent acts or omissions, or those of its officers, agents or employees hereunder, including, without limitation, those serving as representatives on the Executive Committee or performing research and development activities under the Project. Accordingly, to the extent permitted by law:

      (a) each Party agrees to protect, defend, indemnify and hold the other Party, its Affiliates, and their respective officers, directors, agents and employees harmless from and against all claims, demands, and causes of action of every kind or character, to the extent of the Party's respective negligence arising in connection herewith in favor of any third party, including a Party's own employees (except as identified in Section 11.03 (b)) on account of bodily injury (including death), loss or damage to third party property resulting directly or indirectly from, and occurring in the course of the performance of activities under the Project; and

      (b) each Party agrees to protect, defend, indemnify and hold the other Party, its Affiliates, and their respective officers, directors, agents and employees harmless from and against all claims, demands, and causes of action of every kind or character, without regard to the cause or causes thereof or the active or passive negligence of either party, arising in connection with the performance of activities under the Project on account of loss of or damage to the indemnifying Party's real and/or personal property.

11.04. Indemnification For Use of Project Technology and Background Technology. With respect to use of the Project Technology and Background Technology of the other Party for activities outside of the Project as provided by this Agreement and to the extent permitted by law, each Party agrees to release, defend, indemnify and hold harmless the other Party, its Affiliates, and their respective officers, directors, employees, and agents, against any or all claims, loss and/or liability of every kind and character (including, but not limited to, attorney's fees and litigation costs and expenses) and regardless of whether such claims, loss and/or liability is based on contract, tort, or otherwise, that arises out the indemnifying Party's use and/or license of Project Technology and the other Party's Background Technology.

11.05. No Modification of MPLA Provisions. Notwithstanding any other provision in this Article XI to the contrary, nothing in this Agreement shall amend or is intended by the Parties to amend, modify, change or alter the allocation of risks and liabilities expressed by the Parties in the Master Preferred License Agreement, and in particular, the allocation of risks and liabilities as set forth in "Article 6 - Warranties and Indemnities" of the Master Preferred License Agreement as may be applicable to a Licensed Plant.

11.06. Indemnification for Site. Notwithstanding any other provision in this
       Article XI to the contrary, Syntroleum shall be solely responsible for the decommissioning and abandonment of the SFP and any and all environmental remediation attendant thereto. Syntroleum agrees to protect, defend, indemnify and hold Marathon, its Affiliates, and their respective officers, directors, agents and employees harmless from and against all claims, demands, and causes of action of every kind or character, without regard to the cause or causes thereof or the active or passive negligence of Marathon, arising in connection with the decommissioning, abandonment and environmental remediation of the SFP and any post-Project liability attributable to the ownership of the SFP.

11.07. Indemnification for Infringement. Syntroleum agrees to protect, defend, indemnify and hold Marathon, its Affiliates, and their respective officers, directors, agents and employees harmless from and against all claims, demands, and causes of action of every kind or character arising from Syntroleum's infringement of any patents and/or copyrights and from misappropriation of trade secrets by use of the same.

                                   ARTICLE XII

                          COMMUNICATIONS; USE OF NAMES

12.01. Communications. Ongoing communication between the Parties about the progress of and developments in the Project is understood by the Parties to be critical to the success of the Project. Communication among the Parties shall be in accordance with the needs of the Project as determined by the Executive Committee. It is the responsibility of each Party to mark its respective information with appropriate legends as required by this Agreement so as to protect the confidentiality of such information in accordance with Article IX.

12.02. Restrictions on Use of Names/Marks. This Agreement does not grant and shall not be construed as granting any license, authorization or consent, to either Party by the other Party hereto, to use any name, trademark, service mark or slogan of the other Party. Except as required for notifications under the National Cooperative Research and Production Act, no Party shall make any press release or other written statements in connection with the Project intended for use in the public media having or containing any reference to any other Party without the prior written approval of such other Party.

                                  ARTICLE XIII

                          ETHICS; CONFLICTS OF INTEREST

       Each Party acknowledges the need to maintain the highest ethical standards in the conduct of activities under this Agreement. The business ethics and conflicts of interest policies of each Party shall govern the actions of the employees and representatives of that Party under this Agreement. Notwithstanding the foregoing sentence, the employees and representatives of each Party shall conduct the Project's business with integrity, in compliance with applicable laws and in a manner that excludes considerations of personal advantage, in any form, and avoidance of any situation which may involve a conflict between the interests of the employee, representative or Party, on one hand, and of the Project, on the other. Each Party hereby represents that in pursuing activities under this Agreement, no action inconsistent with this
Article XIII shall be taken by its respective employees or representatives.

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

                                   ARTICLE XIV

                         NO EMPLOYER/EMPLOYEE CROSSOVER

       It is the intent of both Parties hereto that no employer/employee relationship shall be created between any Party and any individual by reason of this Agreement. Each Party also expressly agrees, acknowledges and stipulates that neither this Agreement nor the performance of a Party's obligations or duties hereunder shall ever result in anyone employed by that Party being: (i) an employee, agent, servant or representative of the other Party or; (ii) entitled to any benefits from the other Party, including without limitation, pension, profit sharing or accident insurance, or health, medical, life or disability insurance benefits or coverage, to which employees of the other Party may be entitled.

                                   ARTICLE XV

                            SUSPENSION OF PERFORMANCE

15.01. Force Majeure. Neither Party hereto shall be liable to the other Party for failure of performance under this Agreement if the failure to perform is due to war, declared or undeclared; fire; flood; interruption of transportation; embargo; accident; explosion; inability to procure or short supply of goods, materials, feed streams, equipment, supplies or production facilities; prohibition of imports and exports; governmental or court orders, regulations, restrictions, priorities, or rationing; strike, lockout, or other labor problems interfering with transportation of goods, raw materials, feed streams, or supplies; or by any other cause beyond the reasonable control of the Party affected. Performance under this Agreement shall be resumed promptly as soon as the reason for nonperformance is removed; provided, however, if nonperformance by virtue of the application of this Article XV remains in effect for a period of one hundred eighty (180) days, then notwithstanding any other term in this Agreement, this Agreement may be terminated by either Party without penalty upon written notice to the other Party prior to the conclusion of the Force Majeure event. During the period of nonperformance by one

       Party under the terms of this Article XV, the other Party is excused from performance as well.

15.02. Suspension Due to Litigation. In the event either Party hereto is charged, in a docketed court action, with infringing a third party patent or copyright, and/or of misappropriation of a third party trade secret because of the performance by such Party under this Agreement, then the Party alleged to infringe or misappropriate such third party patent, copyright, or trade secret rights may suspend performance under this Agreement without penalty until the charge is resolved; provided, however, that if performance is suspended pursuant to this Section 15.02 and such charge is not resolved within a period of one hundred eighty
       (180) days from the start of the period of non-performance, then notwithstanding any other term in this Agreement, this Agreement may be terminated by either Party without penalty upon written notice to the other Party prior to such resolution. In the event of a charge, the Parties will meet and discuss an appropriate course of action to respond to such charge, and neither Party shall settle or compromise such charge without the other Party's written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE XVI

                                  MISCELLANEOUS

16.01. Notices. Unless otherwise provided herein, any notice or other communication under this Agreement shall be deemed to have been duly delivered on the earlier of (i) the date of receipt; if delivered by hand, telex or facsimile, or (ii) three (3) business days after the date when the same shall have been posted by certified or registered mail, return receipt requested, in any post office in the United States of America, postage prepaid and addressed to the Party to whom such notice or other communication is to be given or made at such Party's address set forth below, or to such other address as such Party shall designate by written notice to the other Party after the Effective Date, as follows:

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

      (a)  If to Syntroleum:

                            Syntroleum Corporation
                            1350 South Boulder, Suite 1100
                            Tulsa, Oklahoma 74119-3295
                            Fax No.: (918) 592-7979
                            Phone No.: (918) 592-7900
                            Attn:  Office of President

                            with copy to:

                            Syntroleum Corporation
                            Legal Department
                            1350 South Boulder, Suite 1100
                            Tulsa, Oklahoma 74119-3295
                            Fax No.: (918) 592-7979
                            Phone No.: (918) 592-7900

      (b)  If to Marathon:

                            Marathon Oil Company
                            T. N. Tipton
                            V. P. Technology
                            5555 San Felipe, Room 3327
                            Houston, TX 77056
                            Fax No.: (713) 296- 4259
                            Phone No.: (713) 296-3434

                            with copy to:

                            Marathon Oil Company
                            L L Kocher
                            Manager - Gas Utilization
                            5555 San Felipe, Room 3319
                            Houston, TX 77056
                            Fax No.: (713) 296- 3190
                            Phone No.: (713) 296-3221

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

16.02. Headings. The headings used herein are for convenience only, are not a part of this Agreement, and do not in any way limit or amplify the terms and provisions hereof.

16.03. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

16.04. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, without regard to the conflict of law provisions thereof. The Parties expressly and irrevocably consent and submit to the jurisdiction of any state or federal court sitting in Tulsa County, Oklahoma and agree that, to the fullest extent allowed by law, only such Oklahoma courts, to the exclusion of all others, shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Parties each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Tulsa County, Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon any Party by delivering it or mailing it to their respective addresses as set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of Texas or Oklahoma.

16.05. Entire Agreement. This Agreement, together with Exhibits A and B hereto, the Master Preferred License Agreement, the Syntroleum Process IP Agreement, and the Product Refining IP Agreement contain all the covenants, terms, provisions and agreements between the Parties relating to the Project to be conducted pursuant to this Agreement.

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

       In the event of any conflict or inconsistency between this Agreement and the Master Preferred License Agreement, the Master Preferred License Agreement shall control, and in the event of any conflict or inconsistency between this Agreement and the Syntroleum Process IP Agreement or Product Refining IP Agreement, the terms of this Agreement shall control. In the event of any conflict or inconsistency between this Agreement and Exhibits A and B, the terms and conditions of this Agreement shall control. No prior agreement or understanding with respect to the same shall be valid or have any force or effect, and no covenant, term, provision or agreement of this Agreement may be altered, changed, modified, waived or added to, except in writing by authorized representatives of both Parties as provided herein. No representation, inducement, understanding or anything of any nature whatsoever made, stated or represented on behalf of either Party hereto, either orally or in writing, has induced the other Party to enter into this Agreement, except as expressly set forth in this Agreement.

16.06. Severability. If any clause, sentence, or other portion of this Agreement shall become illegal, null, or void for any reason, or shall be held by any court of competent jurisdiction to be so, the remaining portions thereof shall remain in full force and effect.

16.07. Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the Parties or by any third person to create the relationship of principal and agent, or of partnership or of joint venture (except as defined in Section 2(b) of the National Cooperative Research and Production Act of 1993) among the Parties, nor shall this Agreement be construed to authorize either Party to act as agent for or to bind or obligate the other Party. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the Parties to any person or entity other than the other Party hereto.

16.08. Tax Election. It is the intention of the Parties that the Project not be treated as a partnership for federal income tax or any other purpose. Nevertheless, in the event that the Internal Revenue Service determines that the Project is a partnership for federal income tax purposes, each Party hereby elects to be excluded from the provisions of Chapter I, Subchapter K of the Internal Revenue Code of 1986, as amended, such election being intended to meet the requirements of Section 1.761-2(b)(2)(ii)(a) of the Treasury Regulations.

16.09. Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

16.10. Assignment. Neither this Agreement nor the rights and obligations under this Agreement shall be transferable or assignable by either Party hereto without the written consent of the other Party, which consent shall not be unreasonably withheld; except that such consent shall not be necessary in the event of an assignment by a Party to an Affiliate of such Party or to the successor of a Party in connection with the sale of all or substantially all of that Party's business assets.

16.11. Binding Effect. The provisions of this Agreement shall bind or benefit the successors and permitted assigns of the Parties.

16.12. Records and/Audits

      (a) Maintenance of Records. Each Party hereto shall maintain, in accordance with generally accepted accounting principles consistently applied, true and complete records of all costs, invoices and payments associated with the Project and shall retain all such records for a period of not less than twenty-four (24) months after the expiration or earlier termination of this Agreement under Articles V and VI hereof.

      (b) Right to Copies of Records. Upon written request of the other Party, at any time until twenty-four (24) months after the expiration or termination of this Agreement, a Party shall provide such other Party with a copy of all documents for which payments have been made or expenses incurred under this Agreement respecting the Project and chargeable to the Project budget. The Party making this request shall reimburse the other Party for its actual costs in providing such documents.

      (c) Audit. Each Party shall have the right to audit, during normal business hours and within the period in which the other Party is obligated to preserve such records, upon written notice of at least ten (10) business days, for the purpose of verifying the other Party's charges, receipts, and expenses.

16.13. Accident Reports. Each Party shall report to the other Party, as soon as practicable, all accidents or occurrences resulting in personal injury (including bodily injury or death) or property damage arising out of or during the performance of the Project, and shall furnish the other Party with written documents, including copies of all reports made by a Party to its insurer or to others, concerning such accidents and occurrences.

16.14. Laws, Rules, Regulations, and Permits. Each Party agrees that its activities under this Agreement shall conform to all applicable governmental laws, rules, codes, or regulations and all applicable industry codes and standards. Each Party agrees to comply, and to cause its employees, agents, Contractors and other agents engaged in carrying out that Party's activities under the Agreement, to comply with all applicable laws, ordinances and requirements of federal, state, district, county, city or town departments, bureaus, and authorities as now or hereinafter in effect during the term of this Agreement, including, but not limited to, the Occupational Safety and Health Act of 1970 and the Contract Work Hours and Safety Standards Act, and the rules and regulations imposed by a Party for its respective business facilities, to the extent a Party's rules and regulations do not conflict with any governmental rules and regulations. Each Party shall also comply with all applicable laws, executive orders and regulations concerning non-discrimination in employment, including but not limited to the equal opportunity clause of Section 202 of Executive Order 11246, dated September 24, 1965, which is incorporated herein by reference.

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

16.15. Most Favored Nations Clause. If Syntroleum enters into one or more agreements with third parties for participation in the Project, then Syntroleum agrees, if requested by Marathon to do so, to amend this Agreement to incorporate any terms in such third-party agreement(s) which are more favorable to such third party(ies) than this Agreement is to Marathon.


IN WITNESS WHEREOF, this Agreement shall be effective as of the Effective Date.


SYNTROLEUM CORPORATION                 MARATHON OIL COMPANY

By:                                    By:
   -------------------------------        --------------------------------------
Name:                                  Name:  T. N. Tipton
     -----------------------------          ------------------------------------
Title:                                 Title: Vice President Technology
      ----------------------------           -----------------------------------
Date:                                  Date:
     -----------------------------          ------------------------------------

                                LIST OF EXHIBITS

Exhibit A    Cooperative Agreement Subcontract

Exhibit B    Two letter agreements dated July 6, 2001 between Syntroleum
             Corporation and Marathon Oil Company, one of which is re: "Cherry
             Point Relocation Cost Agreement" and the other of which is re:
             "Term Sheet dated November 8, 2000 between Syntroleum Corporation and Marathon Oil Company."

Exhibit C    Syntroleum Corporation Secured Promissory Note

                                       43